Exhibit 3.73

THIRD AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION OF
GREEN MOUNTAIN ENERGY COMPANY

Green Mountain Energy Company, a Delaware corporation (the “Corporation”), pursuant to the General Corporation Law of the State of Delaware (the “Delaware Law”) does hereby certify that:

FIRST: The present name of the Corporation is Green Mountain Energy Company.

SECOND: The date of the filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was March 3, 1999, as amended by (i) the Amended and Restated Certificate of Incorporation filed on June 18, 1999 and (ii) the Amended and Restated Certificate of Incorporation filed on March 31, 2006 (collectively the “Certificate of Incorporation”). The original name of the Corporation was GreenMountain.com Company.

THIRD: This Third Amended and Restated Certificate of Incorporation, which amends and restates the Corporation’s Certificate of Incorporation in its entirety, was duly adopted in accordance with Sections 242 and 245 of the Delaware Law.

FOURTH: The provisions of the Third Amended and Restated Certificate of Incorporation are as follows:

1.              Name. The name of the Corporation is Green Mountain Energy Company.

2.              Registered Office. The registered office of this Corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.              Purpose. The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware Law.

4.              Stock. The total number of shares of stock that this Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, $0.01 par value per share. Each share of Common Stock shall be entitled to one vote.

5.              Change in Number of Share Authorized. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote irrespective of the provisions of Section 242(b) of the Delaware Law.

6.              Election of Directors. The election of directors need not be by written ballot unless the bylaws so require.

7.              Liability of Directors. A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under Delaware Law as in effect at the time such liability is determined. No amendment or repeal of this paragraph 8 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

8.              Indemnification. This Corporation shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any Corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person (other than an action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person in order to enforce such person’s rights under this paragraph 9). Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 9 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph 9 shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

9.              Records. The books of this Corporation (subject to any statutory requirements) may be kept outside the State of Delaware as may be designated by the board of directors or in the bylaws of this Corporation.

10.       Meeting of Stockholders of Certain Classes. If at any time this Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be executed by Robert P. Thomas, its Chief Legal Officer and Secretary, as of this 21st day of December, 2016.

GREEN MOUNTAIN ENERGY COMPANY

By:	/s/ Robert P. Thomas
Name:	Robert P. Thomas
Title:	Chief Legal Officer and Secretary